Exhibit 10.1

March 1, 2019

Life Storage, Inc.

Life Storage LP

6467 Main Street

Williamsville, New York 14221

Attn: Joseph V. Saffire

Re:

Employment Agreement by and among Life Storage, Inc. (the “Corporation”), Life Storage LP (the “Partnership”) and Joseph Saffire (the “Executive”) dated as of November 1, 2017 (the “Employment Agreement”)

Dear Joe:

Reference is hereby made to the Employment Agreement. Capitalized terms not defined herein shall have such meanings as set forth in the Employment Agreement.

This letter will confirm that as of March 1, 2019, your employment position with the Company shall be changed from Chief Investment Officer to Chief Executive Officer. Also, effective on March 1, 2019, your annual salary will be changed to $525,000. The other terms of your Employment Agreement remain unchanged.

LIFE STORAGE, INC.

By:	/s/ Mark G. Barberio
Mark G. Barberio, Chairman

Acknowledged and Agreed:

/s/ Joseph V. Saffire
Joseph V. Saffire